Exhibit 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated February 25, 2020, with respect to the consolidated financial statements of National Beef Packing Company, LLC and subsidiaries as of December 28, 2019, and for the fiscal years ended December 28, 2019, and December 29, 2018, included in the Annual Report of Jefferies Financial Group Inc. on Form 10-K for the year ended November 30, 2020, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in this Registration Statement.

/s/ Grant Thornton LLP

Kansas City, Missouri

March 25, 2021